July 21, 2008

Dr. Robert Koblin

150 North Robertson Boulevard, Suite 115

Beverly Hills, CA 90211

Re:

ECG Testing Consulting Terms

Dear Dr. Koblin:

On behalf of Signalife, Inc we are pleased to engage you (“Consultant” or “you”) as a consultant to Signalife (“Signalife” or the “Company”) on the following basis (the “Agreement”).  The parties acknowledge that this agreement is being given to you as an inducement for your acting as a consultant for Signalife.

Starting Date:

The date this letter is countersigned (your “Start Date”).

Consulting Position:

Fidelity 100 ECG Data Analysis Consultant.

Consulting Term:

Up to twelve (12) months commencing on the Start Date , unless terminated earlier as provided below (the “Term”) ; provided, however, either party may terminate this Agreement for any reason whatsoever upon the provision of sixty (60) days prior written notice to the other party.  Notwithstanding the foregoing, upon written notice of termination for any reason whatsoever, Signalife may in its sole discretion immediately relieve you of all duties and responsibilities under this Agreement.

Description of Services:

You will provide conduct an office study of ten-minute walking treadmill patients comparing the Signalife Fidelity 100 Heart Monitor to other standard ECG machines used in your practice, and prepare a written report which summarizes your findings.  The protocols for these tests will be subject to review and approval by Signalife’s board of directors and Mr. Lee Ehrlichman, Signalife’s President and Chief Operating Officer.  These test results and the written report will be used by Signalife to establish the superior efficacy of its signal over those of its competitors.  Subject to your availability, you will also provide assistance to The Athletes For Life Foundation.

4705 Laurel Canyon Boulevard, Suite 203

Studio City, California 916607

Telephone: (818) 432-4560 / Facsimile: (818) 432-4566

Dr. Robert Koblin

July 21, 2008

Reporting to:

Mr. Lee Ehrlichman, Signalife’s President and Chief Operating Officer

Devotion Of Time:

You will devote such portion of your time as is reasonably necessary to conduct and finish the project in a reasonable time.

Location:

N/A

Consulting Fee:

$5,000 per month, payable on the last day of the month.

Business Expenses

To the extent you incur reasonable and necessary business expenses expenses outside of the scope of your work, Signalife shall directly pay or reimburse you for those expenses.  All such payments or reimbursements shall be made in accordance with the Company’s expense payment/ reimbursement and pre-authorization policies, including the provision of itemized expenses statements and corresponding receipts.  Included in the above business expenses shall be payments to one of your employees who shall assist you in arranging, organizing, conducting and analyzing the ECG tests (including in conjunction with The Atheletes For Life Foundation) and preparing written reports.  The employee and reimbursement rate shall be subject to prior approval by Signalife.

Paid Vacation &

Employee Benefits:

N/A

Consulting Termination:

In the event this Agreement and your services as a consultant hereunder is terminated as a result of (1) your failure or inability to perform your duties by reason of death or Disability (see Appendix ‘A’); (2) Termination By Signalife F or Good Cause (as that term is defined in Appendix ‘B’) , (3) termination by Signalife during the first sixty days of this Agreement, which shall be considered an evaluation period; or (4) termination by you for any reason other than Termination By Consultant For Good Reason) as that term is defined in  Appendix ‘C’) , you will be paid the Consulting Fee only through the date of termination ..  In the event your employment is terminated (1) by Signalife for any reason other than your death, Disability, Termination By Signalife F or Good Cause or within the evaluation period as such events are described above, or (2) Termination By Consultant For Good Reason , you will be paid three months’ Consulting Fees as compensation for all amounts due to you or damages suffered by you, whether in law or equity, by reason of such termination (the “Severance Pay”).  Signalife acknowledges that you shall not be

Dr. Robert Koblin

July 21, 2008

required to mitigate the amount of Severance Pay by seeking and accepting other employment.

Intellectual Property:

Title to all of your work product for Signalife shall belong to Signalife.  You will execute Signalife’s standard agreement relating to confidentiality, ownership of intellectual property rights, and non-competition covenants as a condition of your employment and this Agreement.

Option Grant:

Signalife will immediately grant you options entitling you to purchase (i) 20,000 Signalife unregistered Signalife common shares with an exercise price fixed at closing price as of the date of this agreement, and (ii) 150,000 Signalife unregistered Signalife common shares with an exercise price of $0.88 per share.  Thereafter, commencing August 30, 2008, and on the last day of each month thereafter, Signalife will grant you options entitling you to purchase 20,000 Signalife unregistered Signalife common shares so long as you remain then employed as a consultant under this agreement as of such date.

The aforesaid grants will be conditioned upon and subject to your execution of our standard Signalife stock option certificate, subject to the following terms:

•

options will lapse upon termination of your employment by Signalife for “good cause”; and

•

the term to exercise the options will be five years from date of grant; provided, however, in the event of your termination, the term will be accelerated to one year from date of termination (if shorter than the existing term).

Code of Conduct:

You will be subject to the code of conduct or ethics applicable to all employees of and consultants to Signalife and its affiliates.

The relationship between Consultant and Signalife is solely that of an independent contractor.  Nothing in this Agreement shall be deemed to create an employment, partnership, joint venture or agency relationship between the parties.  Consultant shall neither have nor claim any right arising from any such relationship.

Consultant will be solely liable and responsible for the payment of all income, employment or other taxes assessed or relating to the payment of any compensation under this Agreement to Consultant, including payroll withholdings, benefits and insurance; provided, however, if any tax or other laws or regulations require Signalife to withhold any amounts from compensation paid under this Agreement to Consultant, such amounts may be so withheld by Signalife.  Consultant agrees to indemnify, defend and hold Signalife and its affiliates (including Signalife), and their officers, directors, employees, agents and successors,  harmless from and against any liability for, or assessment of, any such taxes imposed on any of such parties by any relevant taxing authorities, including penalties, fines or interest, as well as the cost of Signalife and its affiliates (including Signalife) to contest liability, including legal fees and costs.

Dr. Robert Koblin

July 21, 2008

The rights and remedies of each party arising out of or relating to this Agreement or relationship as an employee of Signalife (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the State of California , and any applicable federal laws, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of California.

Any "action or proceeding" (as such term is defined below) arising out of or relating to this Agreement shall, to the maximum extent allowed by law, be resolved by arbitration (an “Arbitration Proceeding”) before the American Arbitration Association (the “Arbitration Authority”) located in Los Angeles, California, according to the Arbitration Rules of the American Arbitration Association (the "Arbitration Rules").  Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose:  (1) all questions relating to the falsity of any representation or warranty hereunder and/or of the breach of any obligation, covenant, promise, right, provision, term or condition hereunder; (2) the failure of any party to deny or reject a claim or demand of any other party; and (3) any question as to whether the right to arbitrate a certain dispute exists.  The term "action or proceeding" is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal, and shall specifically include all claims under applicable federal or provincial laws, regulations or case law.

Submission to arbitration shall be to a single independent arbitrator (the “Arbitrator”) appointed by agreement of the parties within ten (10) days after written notice by either one of them to the other requesting the appointment of the Arbitrator, failing which, the Arbitrator may be appointed in the manner provided under the Arbitration Rules.  The Arbitrator agreed to or appointed shall have the appropriate technical expertise to consider and make a determination in respect of the issues submitted to arbitration.  Each party will bear its own costs of the arbitration.  The costs of the Arbitrator and related costs of the Arbitration Proceeding shall be apportioned equally between the parties and determined by the Arbitrator.

This agreement to arbitrate shall be self-executing without the necessity of filing any action in any court, and shall be specifically enforceable under the prevailing arbitration law.  Each party generally and unconditionally accepts the exclusive jurisdiction of the Arbitration Authority and the Arbitrator as hereinabove provided.

The Arbitrator shall apply such principles of law as provided above relating to application of law, and shall endeavor to decide the controversy as though the Arbitrator were a judge in a court of law.  The Arbitrator shall have the power to issue any award, judgment, decree or order of relief that a court of law or equity could issue under such applicable law including, but not limited to, money damages, specific performance or injunctive relief; and for such purposes it is hereby expressly acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of any provision of this Agreement, it being the intention of this sentence to make clear the agreement of the parties hereto

Dr. Robert Koblin

July 21, 2008

that the respective rights and obligations of the parties hereunder shall be enforceable in any Arbitration Proceeding in accordance with principles of equity as well as of law.

The Arbitrator shall prepare a written decision, signed by the Arbitrator, that shall be sent to the parties within sixty (60) calendar days following the conclusion of the hearing.  The written statement will be supported by written findings of fact and conclusions of law which adequately set forth the basis of the Arbitrator’s decision, and which cites the statutes and precedents applied and relied upon in reaching said decision.

The parties agree to abide by any award, judgment, decree or order rendered in any Arbitration Proceeding by the Arbitrator.  The award, judgment, decree or order of the Arbitrator, and the findings of the Arbitrator, shall be final, conclusive and binding upon the parties.  Any judgment upon the award and enforcement of any other judgment, decree or order of relief granted by the Arbitrator may be entered or obtained in any court of competent jurisdiction in the jurisdiction in which the residence or principal office of a non-prevailing party is located, as a basis for judgment and for the issuance of execution for its collection and, at the election of the party making such filing, with the clerk of one or more other courts having jurisdiction over the party against whom such an award is rendered, or such party’s property.

EACH PARTY HAS READ AND UNDERSTANDS THE FOREGOING ARBITRATION PROVISION AND FURTHER UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT AND AGREEING TO SUBMIT ALL CLAIMS AND DISPUTES TO BINDING ARBITRATION AS PROVIDED ABOVE, SUCH PARTY IS RELINQUISHING AND WAIVING HIS OR HER RIGHT TO SUBMIT SUCH CLAIMS OR DISPUTES TO A COURT OF LAW, INCLUDING A JURY TRIAL.  Each party acknowledges that the foregoing agreement to arbitrate and waiver of rights to disputes such claims or disputes to a court of law:  (1) are fair, reasonable and necessary to protect the legitimate interests of the other party; (2) is a material inducement to the other party to enter into the transaction contemplated hereby; and (3) the other party has already relied upon such inducement in entering into this Agreement; and will continue to rely on such inducement  in their future dealings with the acknowledging party.  Each party warrants and represents that it has reviewed this provision with its legal counsel, and that it has knowingly and voluntarily waived its rights following consultation with legal counsel.

This Agreement:  (1) constitutes the final, complete and exclusive statement our agreement with respect to the subject matter hereof; (2) supersede any prior or contemporaneous agreements, memorandums, proposals, commitments, guaranties, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be determined to be invalid, illegal or unenforceable under present or future laws, then, and

Dr. Robert Koblin

July 21, 2008

in such event:  (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and still be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by you without amendment and delivered to the undersigned.  Until that time, Signalife reserves the right to revoke this offer.

Dr. Robert Koblin

July 21, 2008

If the foregoing accurately reflects your understanding of the terms of your engagement as a consultant by Signalife, please indicate your agreement by signing and returning the attached copy of this letter.

Very truly yours,

/s/ Rowland Perkins

Rowland Perkins,
Chief Executive Officer, Signalife

I agree to the above terms and conditions.

/s/ Robert Koblin

Robert Koblin

Date:

Appendix ‘A’

Disability

Disability (or the related term Disabled) means the occurrence of any of the following events:  (1) your receipt of disability insurance benefits from any third party; (2) a declaration to the effect that you are legally incompetent by a court of competent jurisdiction, a worker’s compensation board or other government or quasi-government agency; (3) your material inability to fully perform regular consulting (with reasonable accommodations for such disability, if and to the extent then required by applicable law) due to medically documented mental or physical illness or disability; or (4) the reasonable determination by Signalife that you will not be able to fully perform your regular consulting services (with reasonable accommodations if and to the extent then required by applicable law).  If Signalife determines you to be Disabled under clause (3) or clause (4) above, and you disagree with that conclusion, then Signalife shall have the right to engage a qualified independent physician reasonably acceptable to you to examine you at Signalife’s sole expense.  The determination of such physician shall be provided in writing to the parties and shall be final and binding upon the parties for all purposes under this Agreement.  You hereby consent to examination in the manner set forth above, and waive any physician-patient privilege arising from any such examination as it relates to the determination of the purported disability.  If the parties cannot agree upon such physician, a physician shall be appointed by an single arbitrator appointed by the American Arbitration Association located in the same city as in which Signalife’s principal executive office is located, or as close to such city as is possible, according to the rules and practices of the arbitration association pursuant to which arbitrator is engaged.

A—1

Appendix ‘B’

Termination By Signalife For Good Cause

Termination By Signalife For Good Cause means the termination of this Agreement and your relationship as a consultant to Signalife based upon Signalife ’s sole determination that one or more of the following events has occurred:

(1)

you have breached or wrongfully failed and/or refused to fulfill and/or perform any of your material duties, obligations, promises or covenants under this Agreement;

(2)

you have breached or wrongfully failed and/or refused to fulfill and/or perform any of your material duties, obligations, promises or covenants under any other agreement you have entered into with Signalife or its affiliates without cure as provided in that agreement ;

(3)

your gross negligence or gross misconduct in the performance of your duties under this Agreement;

(4)

your failure or refusal to disclose material information to, or provision of materially misleading information to, the Board or the Chief Executive Officer of Signalife;

(5)

any of your representations or warranties given in connection with the Agreement or any other agreement you enter into with Signalife or its affiliates is not materially true, accurate and complete;

(6)

you have breached or wrongfully failed and/or refused to fulfill and/or perform any of your material duties, obligations, promises or covenants under this Agreement or any other agreement you have entered into with Signalife or its affiliates without cure as provided in that agreement ;

(7)

you misuse or misappropriate any of the confidential or proprietary information of Signalife or its affiliates in violation of any confidentiality or proprietary agreement or common law or statutory obligation or duty;

(8)

you breach your common law or statutory fiduciary duties to Signalife or its affiliates ;

(9)

you  engage in an activity giving rise to a material conflict of interest with Signalife or its affiliates,

(10)

you fail and/or refuse to obey any lawful and proper order or directive of the Board of Directors of Signalife or its affiliates or your superior officers (if applicable), including Signalife’s code of conduct or ethics or other rules, regulations and policies adopted by the Board from time to time, and/or you have interfered with the compliance by other directors, employees and/or agents of the Company with any such orders, directives, codes, rules, regulations or policies;

(11)

you steal, embezzle or otherwise misappropriate the property or funds of Signalife or its affiliates , or you commit an act of fraud or dishonesty against Signalife or its affiliates;

(12)

you engage in conduct that could cause Signalife or its affiliates to be convicted of a felony or other serious crime, or to incur criminal penalties;

B—1

(13)

you intemperately use alcohol or drugs, to the extent that such use (i) interferes with or is likely to interfere with your ability to perform your duties for Signalife, and/or (ii) endangers or is likely to endanger the life, health, safety, or property of yourself, Signalife or its affiliates, or any other person;

(14)

you demonstrate or commit such an act of racism, sexism or other discrimination that is unlawful, or would tend to bring Signalife or its affiliates into public scandal or ridicule, or would otherwise result in material and substantial harm to our business, reputation, operations, affairs or financial position;

(15)

you are terminated by Signalife by requirement of any governmental authority having jurisdiction over Signalife or its affiliates;

(16)

you are convicted of or plead guilty or nolo contendere to a felony offense or a misdemeanor offense involving a crime of dishonesty or moral turpitude; and/or

(17)

you engage in other conduct constituting legal cause for termination.

If any event you breach clauses (1) and such event (including the impact on Signalife or its affiliates is reasonably susceptible of being cured, then you shall be entitled to a grace period of thirty (30) days following receipt of written notice of such event.  If Signalife determines, in its sole discretion, that such event is not reasonably susceptible of being cured within such cure period, Signalife may grant a longer cure period to you to cure such event to the reasonable satisfaction of Signalife, provided you promptly commence and diligently pursue such cure.

No act, nor failure to act, on your' part shall be considered “intentional” unless you have acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interests of Signalife or its affiliates.

For purposes of this section, Termination By Signalife For Good Cause shall not include any isolated, insubstantial and inadvertent action not taken in bad faith that you promptly remedy after receipt of notice thereof given by Signalife.

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Appendix ‘C’

Termination By Consultant For Good Reason

Termination By Consultant For Good Reason means the termination of this Agreement and Consultant’s relationship as a consultant to Signalife based upon Consultant’s reasonable determination that one of the following events has occurred other than by reason of your death or Disability:

(1)

any representation or warranty of Signalife contained in this Agreement is not materially true, accurate and/or complete;

(2)

Signalife breaches or wrongfully fails and/or refuses to fulfill and/or perform any of its material obligations, promises or covenants under this Agreement without cure, if any, as provided in this Agreement;

(3)

Signalife intentionally requires you to commit or participate in any felony or other serious crime; and/or

(4)

Signalife engages in other conduct constituting legal cause for termination by you.

In the event any of the events described above occurs and that event is reasonably susceptible of being cured, then Signalife shall be entitled to a grace period of thirty (30) days following receipt of written notice of that event to cure that event; provided, however, if the event is not reasonably susceptible of being cured within that thirty (30) day period, Signalife shall be granted a reasonable amount of additional time to cure that event provided that Signalife promptly commences and diligently pursues a cure for that event.

For purposes of this section, Termination By Consultant For Good Reason shall not include any isolated, insubstantial and inadvertent action not taken in bad faith that Signalife promptly remedies after receipt of notice thereof given by you.

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